April 7, 2006

PERSONAL AND CONFIDENTIAL

Ms. Vicki Bradley
C/O The Bombay Furniture Company of Canada Inc.
3475 Steeles Ave. E
Brampton, Ontario

Dear Vicki,

It is a pleasure to confirm our discussion offering you the responsibility of Vice President of Stores for the United States, effective April 7, 2006 in addition to your current responsibilities as President of our Canadian operations. In this position, you will report directly to me.

Your base salary of C$246,700 and target fiscal year bonus of C$61,675 and benefits shall remain the same pending re-evaluation of the assignment as set forth below. Your bonus is based upon the Canadian bonus plan, which is based on the profitability of the Canadian operations above a set threshold. Actual results are also subject to satisfaction of a Board- approved minimum threshold for the Company as a whole. You will be compensated in the interim in the amount of C$11,500 per month for the additional responsibilities.

The Company’s new Chief Executive Officer will evaluate the viability of your assignment in this role and will determine, at a future date, whether to offer this position to you on a regular basis. This assignment will last a minimum of two months. If you are not offered this position on a go-forward basis your title and compensation plan will revert to that held by you as President of Bombay Canadian operations. If the position is offered to you, your compensation will be restructured at that time.

Your employment is at-will and may be terminated by the Board of Directors of the Company at any time, with or without cause. However, subject to the application of Canadian law and regulations, if you are terminated, not for cause, and provided you are in compliance with all terms and conditions of this letter, you are eligible for up to twelve (12) months continuation of base salary. Any severance payments will stop at end of twelve months or upon re-employment, whichever occurs first.

You agree that for a period of one (1) year following separation, you will not, without the prior written approval of a majority of the members of the Board of Directors, directly or indirectly seek, solicit or accept for employment or retention as an independent contractor any employees of the Company.

Ms. Bradley
April 7, 2006

You recognize and acknowledge you will have access to, and the Company shall provide you with, confidential proprietary information of the Company, including information regarding costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, other business methods, plans for future developments, and other information not readily available to the public, the disclosure of which to third parties would in each case have a material adverse effect on the Company’s business operations (“Confidential Information”). You will keep secret, during and after the termination of your employment, all Confidential Information and will not use or disclose Confidential Information to anyone outside of the Company other than in the course of performance of your duties for the Company, except that (i) you shall have no such obligation to the extent Confidential Information is or becomes publicly known other than as a result of your breach of your obligations hereunder, and (ii) you may disclose such matters to the extent required by applicable laws, or governmental regulations or judicial or regulatory processes. You will deliver promptly to the Company on termination of your employment by the Company, or at any other time the Board may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s business that were obtained while employed by, or otherwise serving or acting on behalf of, the Company and that you may then possess or have under your control.

In your role as Vice President, Stores for the US, you will serve on the Executive Committee and, during the period of this assignment, you will be entitled to the protection of the Company’s standard Change of Control Severance Agreement at the Vice President level.

You agree and represent that your acceptance of employment with Bombay as set forth in this letter does not conflict with any prior contract or agreement of employment to which you are a party.

For our records and if you accept this offer, I would appreciate your signing and returning one copy of this letter at your earliest convenience.

Sincerely,
/s/ James D. Carreker
James D. Carreker
Chief Executive Officer &
                                                                                                                Chairman of the Board

/s/ Vicki Bradley    April 7, 2006
Vicki Bradley     Date